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Filed pursuant to Rule 424(b)(3)
Registration No. 333-198564

Prospectus Supplement No. 1
(To Prospectus dated October 22, 2014)

Mackinac Financial Corporation and Peninsula Financial Corporation

        This Prospectus Supplement No. 1 is being filed solely to correct an error which appeared in the prospectus/proxy statement, dated October 22, 2014 (the "Prospectus"), contained in the Registration Statement on Form S-4 (File No. 333-198564) filed by Mackinac Financial Corporation ("Mackinac") and declared effective on October 22, 2014.

        This Prospectus Supplement No. 1 relates to, and should be read together with, the Prospectus dated October 22, 2014.

        The table appearing on the cover page of the Prospectus incorrectly indicated the implied value of one share of Peninsula Common Stock at October 17, 2014. This table, and the footnotes thereto, is hereby replaced in their entirety by the following:

        "The market value of the merger consideration will fluctuate with the market price of Mackinac common stock. The following table shows the closing sale prices of Mackinac common stock as reported on the NASDAQ Stock Market ("NASDAQ"), on July 11, 2014, the trading day on which the per share merger consideration was calculated, and on October 17, 2014, the last practicable trading day before the distribution of this proxy statement/prospectus. This table also shows the book value per share of Peninsula common stock as of such dates and the implied value of the per share merger consideration proposed for each share of Peninsula common stock, which we calculated by multiplying the closing price of Mackinac common stock on those dates by the per share stock consideration of 3.4296 shares of Mackinac common stock (in the event of a stock election), assuming no adjustment to such consideration pursuant to the merger agreement.

	Mackinac Common Stock (NASDAQ: MFNC)	Peninsula Common Stock (Book Value Per Share)		Implied Value of One Share of Peninsula Common Stock
At July 11, 2014	$13.45	$61.58	(1)	$46.13	(2)
At October 17, 2014	$10.84	$61.58	(1)	$37.18	(2)

(1)
June 30, 2014 Book Value Per Share.

(2)
Value excludes expected per share special dividend of approximately $21.00 - $22.00 per share."

Except as set forth above, the Prospectus remains unchanged.

        This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, which was delivered to holders of Peninsula common stock.

        This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 corrects the information contained in the Prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

        There are significant risks associated with an investment in our common stock. These risks are described under the caption "Risk Factors" beginning on page 9 of the Prospectus, which you should carefully consider.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement No. 1 or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 29, 2014.

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Prospectus Supplement No. 1 (To Prospectus dated October 22, 2014)
Except as set forth above, the Prospectus remains unchanged.